                                                                    Exhibit 99.1
                                                                    ------------

               QUEST DIAGNOSTICS EARNINGS PER SHARE INCREASED 29%
                             IN SECOND QUARTER 2003

TETERBORO, N.J., JULY 22, 2003--Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of diagnostic testing, information and services, announced that for the second quarter ended June 30, 2003, net income increased to $120.4 million from $87.2 million in the second quarter of 2002. Earnings per diluted share increased 29% to $1.12 from $0.87 in 2002.

Second quarter revenues increased 14% over the prior year level to $1.2 billion and reflect the acquisition of Unilab Corporation, which was completed on February 28, 2003. Clinical testing volume, measured by the number of requisitions, increased 10%. Revenue per requisition increased 3.5% compared to the prior year, driven primarily by improvements in test and payer mix. The remainder of the revenue growth was generated by non-clinical testing businesses. On a pro forma basis for the second quarter, assuming that Unilab had been part of Quest Diagnostics since January 1, 2002, revenues increased 3.4%, revenue per requisition increased 5.1%, and clinical testing volume decreased 2.3%, compared to the prior year period.

"We had another strong quarter," said Kenneth W. Freeman, Chairman and Chief Executive Officer. "Earnings per share increased 29% and cash generation was excellent. EBITDA margins continued to expand, increasing by three percentage points as a result of revenue growth and efficiencies from our Six Sigma and standardization initiatives."

For the second quarter, earnings before interest, taxes, depreciation and amortization (EBITDA), were $259 million, or 21.2% of revenues, compared to $195 million, or 18.2% of revenues in 2002. Bad debt expense improved to 4.8% of revenues compared to 5.2% for the prior year period. Days sales outstanding improved to 47 days from 52 days a year ago and 49 days at the end of the first quarter. Cash flow from operations was $169 million compared to $165 million in 2002. During the quarter, the company repaid $86 million of debt, repurchased $10 million of its common stock and made capital expenditures of $38 million.

For the first half of 2003, net income increased to $208.4 million from $153.8 million in the prior year. Earnings per diluted share increased 29% to $1.98 from $1.54 in the prior year. Revenues increased 14.7% to $2.3 billion. EBITDA was $458 million, or 19.8% of revenues, compared to $350 million, or 17.4% of revenues in 2002. Capital expenditures were $76 million.

For the full year 2003, earnings are expected to increase between 24% and 27% to between $4.00 and $4.10 per diluted share, before charges associated with the Unilab acquisition. Revenues are expected to grow 14% to 15%. Volume is expected to grow 10% to 11% and revenue per requisition is expected to grow 3% to 4%. On a pro forma basis, assuming that the acquisitions of Unilab and American Medical Laboratories had been completed on January 1, 2002, volume is expected to decrease 1% to 2% and revenue per requisition is expected to increase 4% to 5%. EBITDA is expected to approximate 20% of revenues. Cash flow from operations is expected to exceed $600 million. Capital expenditures are expected to be between $170 million and $180 million.

For the third quarter, earnings are expected to increase to between $1.06 and $1.11 per diluted share, before charges associated with the Unilab acquisition. Revenues are expected to grow 13% to 15%, with volume growth of 10% to 11% and revenue per requisition increasing 3% to 4%. On a pro forma basis, assuming that Unilab had been part of Quest Diagnostics since January 1, 2002 volume is expected to decrease 1% to 2% and revenue per requisition is expected to increase 4% to 5%. EBITDA is expected to approximate 21% of revenues.

Quest Diagnostics will hold its second quarter conference call on July 22 at 8:30 A.M. Eastern Time. To hear a simulcast of the call over the Internet or a replay, registered analysts and investors may access StreetEvents at: www.streetevents.com, and all others may access the Quest Diagnostics website at: www.questdiagnostics.com. In addition, a replay of the call will be available from 10 A.M. on July 22 through 5 P.M. on August 31 to investors in the U.S. by dialing 800-664-4219. Investors outside the U.S. may dial 402-220-0260. No password is required for either number.

Quest Diagnostics Incorporated is the nation's leading provider of diagnostic testing, information and services, providing insights that enable healthcare professionals to make decisions that improve health. The company offers the broadest access to diagnostic testing services in the United States through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is the leading provider of esoteric testing, including gene-based medical testing, and also empowers healthcare organizations and clinicians with state-of-the-art connectivity solutions that improve patient care. Additional company information is available at: www.questdiagnostics.com. A copy of our earnings press release, together with any information that would be required under Regulation G, will be available in the "Press Room" section of our website.

The statements in this press release which are not historical facts or information may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results and outcomes to be materially different. Certain of these risks and uncertainties may include, but are not limited to, unanticipated expenditures, changing relationships with customers, payers, suppliers and strategic partners, competitive environment, changes in government regulations, conditions of the economy and other factors described in the Quest Diagnostics Incorporated 2002 Form 10-K and subsequent filings.

                               -- Tables follow --

                 Quest Diagnostics Incorporated and Subsidiaries

                      Consolidated Statements of Operations
            For the Three and Six Months Ended June 30, 2003 and 2002
                      (in millions, except per share data)

                                                                   Three Months Ended         Six Months Ended
                                                                         June 30,                 June 30,
                                                               ------------------------  ------------------------
                                                                 2003           2002         2003          2002
                                                               ---------     ----------  ------------  ------------
              Net revenues...................................  $ 1,219.9      $ 1,068.8    $ 2,312.7     $ 2,015.6

              Costs and expenses:
                 Cost of services............................      703.1          630.3      1,351.2       1,188.0
                 Selling, general and administrative.........      296.1          276.8        575.3         535.2
                 Interest expense, net.......................       16.8           14.9         30.7          27.6
                 Amortization of intangible assets...........        2.1            2.1          4.1           4.2
                 Minority share of income....................        4.4            3.9          8.2           7.8
                 Other, net..................................       (6.0)          (5.7)        (9.0)         (6.2)
                                                               ---------      ---------    ---------     ---------
                   Total.....................................    1,016.5          922.3      1,960.5       1,756.6
                                                               ---------      ---------    ---------     ---------
              Income before taxes............................      203.4          146.5        352.2         259.0
              Income tax expense.............................       83.0           59.3        143.8         105.2
                                                               ---------      ---------    ---------     ---------
              Net income.....................................  $   120.4      $    87.2    $   208.4     $   153.8
                                                               =========      =========    =========     =========


              ------------------------------------------------------------------------------------------------------

              Basic earnings per common share:
              Net income.....................................  $    1.15       $   0.90     $   2.03      $   1.60

              Weighted average common shares outstanding --
                  basic......................................      105.0           96.4        102.5          95.9

              ------------------------------------------------------------------------------------------------------

              Diluted earnings per common share:
              Net income.....................................  $    1.12       $   0.87     $   1.98      $   1.54

              Weighted average common shares outstanding --
                  diluted....................................      107.7          100.3        105.1          99.8

              ------------------------------------------------------------------------------------------------------


                 Quest Diagnostics Incorporated and Subsidiaries

                           Consolidated Balance Sheets
                       June 30, 2003 and December 31, 2002
                      (in millions, except per share data)


                                                                            June 30,         December 31,
                                                                              2003               2002
                                                                        ----------------   ---------------
     Assets
     ------
     Current assets:
     Cash and cash equivalents.........................................    $    88.1          $    96.8
     Accounts receivable, net .........................................        628.4              522.1
     Inventories.......................................................         68.5               60.9
     Deferred income taxes.............................................        117.5              102.7
     Prepaid expenses and other current assets.........................         50.6               41.9
                                                                           ---------          ---------
          Total current assets.........................................        953.1              824.4
     Property, plant and equipment, net................................        583.0              570.1
     Goodwill .........................................................      2,519.3            1,788.9
     Intangible assets, net............................................         19.5               22.1
     Deferred income taxes.............................................         66.8               29.8
     Other assets......................................................        102.3               88.9
                                                                           ---------          ---------
     Total assets......................................................    $ 4,244.0          $ 3,324.2
                                                                           =========          =========

     Liabilities and Stockholders' Equity
     ------------------------------------
     Current liabilities:
     Accounts payable and accrued expenses.............................    $   594.4          $   610.0
     Short-term borrowings and current portion of long-term debt.......         74.4               26.0
                                                                           ---------          ---------
          Total current liabilities....................................        668.8              636.0
     Long-term debt....................................................      1,065.2              796.5
     Other liabilities.................................................        139.1              122.8
     Stockholders' equity:
        Common stock, par value $0.01 per share; 300 shares authorized;
         105.6 and 98.0 shares issued at June 30, 2003
         and December 31, 2002, respectively...........................          1.1                1.0
        Additional paid-in capital.....................................      2,219.6            1,817.5
        Retained earnings (accumulated deficit)........................        167.7              (40.8)
        Unearned compensation..........................................         (5.1)              (3.3)
        Accumulated other comprehensive loss...........................         (2.3)              (5.5)
        Treasury stock, at cost; 0.2 shares at June 30, 2003...........        (10.1)                 -
                                                                           ---------          ---------
          Total stockholders' equity...................................      2,370.9            1,768.9
                                                                           ---------          ---------
     Total liabilities and stockholders' equity........................    $ 4,244.0          $ 3,324.2
                                                                           =========          =========


                       Quest Diagnostics Incorporated and Subsidiaries

                            Consolidated Statements of Cash Flows
                        For the Six Months Ended June 30, 2003 and 2002
                                         (in millions)

                                                                                  Six Months Ended
                                                                                      June 30,
                                                                        -----------------------------------

                                                                              2003               2002
                                                                        ---------------    ----------------
    Cash flows from operating activities:
    Net income.........................................................    $  208.4          $   153.8
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization...................................        75.0               63.8
       Provision for doubtful accounts.................................       113.5              110.5
       Deferred income tax provision ..................................         5.9               17.6
       Minority share of income........................................         8.2                7.8
       Stock compensation expense......................................         2.9                5.0
       Tax benefits associated with stock-based compensation plans.....         9.5               38.2
       Other, net......................................................         1.5               (2.1)
       Changes in operating assets and liabilities:
         Accounts receivable...........................................      (158.0)            (136.8)
         Accounts payable and accrued expenses.........................       (63.8)             (38.0)
         Integration, settlement and other special charges.............        (9.3)             (12.7)
         Income taxes payable..........................................        29.8                9.8
         Other assets and liabilities, net.............................         4.1                1.0
                                                                           --------          ---------
    Net cash provided by operating activities..........................       227.7              217.9
                                                                           --------          ---------

    Cash flows from investing activities:
    Business acquisitions, net of cash acquired........................      (237.4)            (333.5)
    Capital expenditures...............................................       (75.8)             (83.4)
    Proceeds from disposition of assets................................         3.4                1.0
    Increase in investments and other assets...........................       (11.1)              (2.9)
    Collection of note receivable......................................           -               10.7
                                                                           --------          ---------
    Net cash used in investing activities..............................      (320.9)            (408.1)
                                                                           --------          ---------

    Cash flows from financing activities:
    Proceeds from borrowings...........................................       450.0              475.2
    Repayments of debt.................................................      (354.5)            (333.2)
    Financing costs paid...............................................        (4.2)                 -
    Purchases of treasury stock........................................       (10.1)                 -
    Exercise of stock options..........................................         9.2               22.1
    Distributions to minority partners.................................        (6.3)              (6.3)
    Other..............................................................         0.4               (0.1)
                                                                           --------          ---------
    Net cash provided by financing activities..........................        84.5              157.7
                                                                           --------          ---------
    Net change in cash and cash equivalents............................        (8.7)             (32.5)

    Cash and cash equivalents, beginning of period.....................        96.8              122.3
                                                                           ---------          ---------

    Cash and cash equivalents, end of period...........................    $   88.1          $    89.8
                                                                           =========          =========

    Cash paid during the period for:
       Interest........................................................    $   32.5          $    30.5
       Income taxes....................................................    $  100.6          $    38.8


Notes to Financial Tables

1) Net income per common share is computed by dividing net income by the weighted average number of common shares outstanding. Potentially dilutive common shares primarily represent stock options.

     The following table presents net income and basic and diluted earnings per common share, had the Company elected to recognize compensation cost based on the fair value at the grant dates for stock option awards and discounts granted for stock purchases under the Company's Employee Stock Purchase Plan, consistent with the method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123":

                                                               Three Months Ended                   Six Months Ended
                                                                    June 30,                            June 30,
                                                        ---------------------------------  -----------------------------------
                                                             2003              2002             2003               2002
                                                        ----------------  ---------------  ----------------  -----------------
                                                                       (in millions, except per share data)
     Net income
     Net income, as reported............................  $    120.4        $     87.2       $    208.4        $    153.8
     Add:  Stock-based compensation under APB25.........         1.4               2.5              2.9               5.0
     Deduct:  Total stock-based compensation expense
        determined under fair value method for all
        awards, net of related tax effects..............       (13.2)            (12.5)           (27.9)            (22.9)
                                                          ----------        ----------       ----------        ----------
     Pro forma net income...............................  $    108.6        $     77.2       $    183.4        $    135.9
                                                          ==========        ==========       ==========        ==========
     Earnings per common share
     Basic -- as reported...............................  $     1.15        $     0.90       $     2.03        $     1.60
                                                          ----------        ----------       ----------        ----------
     Basic -- pro forma.................................  $     1.03        $     0.80       $     1.79        $     1.42
                                                          ----------        ----------       ----------        ----------
     Diluted -- as reported.............................  $     1.12        $     0.87       $     1.98        $     1.54
                                                          ----------        ----------       ----------        ----------
     Diluted -- pro forma...............................  $     1.02        $     0.77       $     1.77        $     1.36
                                                          ----------        ----------       ----------        ----------


The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                               Three Months Ended                   Six Months Ended
                                                                    June 30,                            June 30,
                                                        ---------------------------------  ------------------------------------
                                                             2003              2002              2003               2002
                                                        ----------------  ---------------  -----------------  -----------------
     Dividend yield...................................        0.0%              0.0%             0.0%               0.0%
     Risk-free interest rate..........................        2.6%              4.3%             2.8%               4.2%
     Expected volatility..............................       48.5%             45.2%            48.1%              45.2%
     Expected holding period, in years................        5                 5                5                  5


2) Other, net, which represents income for each of the periods presented, includes equity earnings from our unconsolidated joint ventures and miscellaneous gains and losses.

3) EBITDA represents income before net interest expense, income taxes, depreciation and amortization. The following table reconciles net income, representing the most comparable measure under accounting principles generally accepted in the United States, to EBITDA. In addition, the calculations to determine net income as a percentage of net revenues and EBITDA as a percentage of net revenues are presented. A reconciliation of net income to net cash provided by operating activities is presented on the face of the statement of cash flows. EBITDA is presented and discussed because management believes it is a useful adjunct to net income and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company's performance and ability to meet its future debt service requirements, fund capital expenditures and meet working capital requirements. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to (i) net income (or any other measure of performance under accounting principles generally accepted in the United States) as a measure of performance or
     (ii) cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity.


                                                          Three Months Ended              Six Months Ended
                                                               June 30,                        June 30,
                                                     ------------------------------  ----------------------------
                                                          2003           2002            2003          2002
                                                     ------------------------------  ----------------------------
                                                                 (in millions, except percentage data)

     Net revenues......................................  $1,219.9       $1,068.8        $ 2,312.7     $2,015.6
     Net income........................................  $  120.4       $   87.2        $   208.4     $  153.8
     Add:
        Interest expense, net..........................      16.8           14.9             30.7         27.6
        Income tax expense.............................      83.0           59.3            143.8        105.2
        Depreciation ..................................      36.2           31.4             70.9         59.6
        Amortization of intangible assets..............       2.1            2.1              4.1          4.2
                                                         --------       --------        ---------     --------
     EBITDA............................................  $  258.5       $  194.9        $   457.9     $  350.4
                                                         ========       ========        =========     ========
     Net income as a percentage of net revenues A......      9.9%           8.2%             9.0%         7.6%
     EBITDA as a percentage of net revenues B..........     21.2%          18.2%            19.8%        17.4%



A.   Calculated by dividing net income by net revenues.

B.   Calculated by dividing EBITDA by net revenues.

4) Free cash flow represents net cash provided by operating activities less capital expenditures. Free cash flow is presented because management believes it is a useful adjunct to cash flow from operating activities and other measurements under accounting principles generally accepted in the United States since it is a meaningful measure of a company's ability to fund investing activities and meet its future debt service requirements. Free cash flow is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following table reconciles net cash provided by operating activities to free cash flow:



                                                                      Six Months Ended
                                                                           June 30,
                                                               ---------------------------------
                                                                    2003               2002
                                                               -------------       -------------
                                                                           (in millions)

      Net cash provided by operating activities.................  $227.7               $217.9
      Less: Capital expenditures................................    75.8                 83.4
                                                                  ------               ------
      Free cash flow............................................  $151.9               $134.5
                                                                  ======               ======


5) The following table presents management's estimates of various financial measures for the twelve months ended December 31, 2003 and the three months ended September 30, 2003 and excludes charges associated with the Unilab acquisition. The table also reconciles estimated net income to estimated EBITDA and presents the calculation of each as a percentage of estimated net revenues:

                                                                   Twelve Months          Three Months
                                                                       Ended                  Ended
                                                                 December 31, 2003     September 30, 2003
                                                                -------------------   --------------------
                                                             (in millions, except per share and percentage data)
     Net revenues............................................     $4,685 - $4,725      $1,196 - $1,218

     Diluted earnings per common share.......................      $4.00 - $4.10        $1.06 - $1.11
     Weighted average common shares outstanding -- diluted...           106                  107
     Net income..............................................        $424 - $434          $113 - $119

     Effective income tax rate...............................           40.8%               40.8%

     Reconciliation of net income to EBITDA
     Net income..............................................       $424 - $434          $113 - $119
     Add:
        Interest expense, net................................            60                   15
        Income tax expense...................................         292 - 299             78 - 82
        Depreciation ........................................            146                  37
        Amortization of intangible assets....................             8                    2
                                                                    ------------          -----------

     EBITDA..................................................        $930 - $947          $245 - $255

     Net income as a percentage of net revenues A............            9.1%                 9.6%

     EBITDA as a percentage of net revenues B................           19.9%                20.7%



A. Calculated by dividing the mid-point of estimated net income by the mid point of estimated net revenues.

B. Calculated by dividing the mid-point of estimated EBITDA by the mid point of estimated net revenues.